Exhibit 99.1

Cano Petroleum Announces Second Quarter Fiscal Year 2010 Results

•                  Second Quarter production in line with guidance and flat to Second Quarter of Fiscal Year 2009;

•                  LOE per barrel down 16% from Second Quarter 2009 and 4% from First Quarter Fiscal Year 2010;

•                  Executing maintenance level capital development plan until Resaca merger closes;

•                  The pending merger with Resaca Exploitation is proceeding as planned.

FORT WORTH, Texas—(BUSINESS WIRE)— Cano Petroleum, Inc. (NYSE Amex: CFW) today announced that production for the quarter ended December 31, 2009 (“Current Quarter”) averaged 1,189 net barrels of equivalent oil per day (“BOEPD”). This is 1.2% lower as compared to production of 1,203 net BOEPD for the quarter ended December 31, 2008 (“Prior Year Quarter”) and 2.4% lower as compared to production of 1,218 net BOEPD for the quarter ended September 30, 2009. Production for the six-month period ended December 31, 2009 (“Current Six Months”) of 1,204 net BOEPD was 1.1% lower as compared to the six-month period ended December 31, 2008 (“Prior Year Six months”) of 1,218 net BOEPD. Factors decreasing production for the Current Quarter include: (i) a 50 BOEPD temporary reduction to redistribute water injection at the Cato waterflood to enlarge the waterflood “footprint”, and (ii) a 22 BOEPD reduction due to curtailed Barnett Shale natural gas production at our Desdemona Properties. Otherwise, normal field declines of production were more than offset by consistent and increasing performance at waterfloods from both our Cato and Panhandle Properties.

For the Current Quarter, we had a loss applicable to common stock of $8.9 million, which was a $22.6 million decrease as compared to the Prior Year Quarter of $13.7 million income applicable to common stock. Items contributing to the $22.6 million earnings decrease were reduced gain on derivatives of $26.0 million, lower income from discontinued operations of $12.2 million and decreased income from the preferred stock repurchased for less than the carrying amount of $10.9 million. Partially offsetting the earnings decrease were lower operating expenses of $24.6 million and higher operating revenues of $1.2 million. The $24.6 million reduction in operating expenses is primarily attributable to a $22.4 million charge for impairment of long-lived assets in the Prior Year Quarter.

For the Current Six Months, we had a loss applicable to common stock of $12.9 million, which was a $38.4 million decrease as compared to the $25.5 million income applicable to common stock incurred for the Prior Year Six Months. Items contributing to the $38.4 million earnings decrease were reduced gain on derivatives of $50.2 million, lower income from discontinued operations of $11.4 million, decreased income from the preferred stock repurchased for less than the carrying amount of $10.9 million and lower operating revenues of $4.4 million. Partially offsetting the earnings decrease were lower operating expenses of $27.0 million, which is primarily attributable to a $22.4 million charge for impairment of long-lived assets in the Prior Year Quarter.

For the Current Quarter, our LOE per produced BOE was $37.12, which is an improvement of $6.94 as compared to $44.06 for the Prior Year Quarter. For the Current Six Months, our LOE per produced BOE was $37.93, which is an improvement of $6.92 as compared to $44.86 for the Prior Year Six Months. We expect LOE to decrease during the 2010 fiscal year as we realize the continued benefit of lower service rates negotiated with vendors. Additionally, we expect LOE per BOE to decrease as production increases from the waterflood and enhanced oil recovery development activities we have implemented and are currently implementing.

Operations Update

In the Current Quarter we spent approximately $2.9 million of our $13.9 million FY 2010 development capital budget ($8.0 million for the Current Six Months). Principally, these expenditures were for:

•                  Cato Field: $1.5 million to convert three wells to injection and expand the waterflood footprint

•                  Panhandle Field: $1.3 million to maintain the controlled injection project at the Cockrell Ranch Unit

Cato Properties. Our 2010 Fiscal Year development capital plan includes expanding the waterflood footprint from 640 acres to approximately 1,000 acres by adding three new injection wells, which were put into service in the Current Quarter. We have identified a new source of water in a non-productive formation within our acreage, and have confirmed that each water well is capable of producing 2,500 to 3,000 barrels of water per day. This new water source formation has been penetrated in a number of existing wellbores in the Cato Properties and confirms the reservoir continuity necessary for the formation to be validated as a reliable water source for future expansion of the Cato waterflood. As we develop this new water source, we will be able to increase the waterflood footprint without decreasing the injection rate at our existing injectors. This should enable us to maintain production from existing producing wells at current levels. We averaged 14,000 barrels of water injection per day (“BWIPD”) during the quarter ended September 30, 2009. We experienced a decrease to 12,000 BWIPD during our Current Quarter as we measured increasing injection pressures in the northern part of the flood area and we were required, under our existing waterflood permit, to reduce the injection rate in these wells.

When the three new injection wells were activated during the latter portion of the Current Quarter, we were able to increase water injection to the southern portion of the flood. During January 2010, we increased the injection rate back to 14,000 BWIPD. Further development plans for Cato include behind-pipe recompletions, restoration of production from the Tom Tom and Tomahawk fields and the drilling of a deep Morrow formation test well. These development plans are contemplated to begin after the completion of the Merger.

Net production at the Cato Properties for the Current Quarter was 250 BOEPD, which was 50 BOEPD lower as compared to 300 BOEPD for the quarter ended September 30, 2009. The 50 BOEPD decrease resulted from the reduction of injected water and redistribution of water injection at the waterflood. We have applied for injection pressure increases on 21 wells with the New Mexico Oil and Gas Conservation Division and expect a decision in the March/April 2010 timeframe. A favorable decision would enable us to achieve increased injection rates up to 21,000 BWIPD (our current physical plant capacity). Net production at the Cato Properties for the Current Six Months was 275 BOEPD.

Panhandle Properties. In the quarter ended September 30, 2009 we retained an independent engineering firm to assist us with reservoir analysis and simulation modeling at the Cockrell Ranch unit. Based on this engineering firm’s recommendations, we established a controlled water injection pattern to gauge the effects of optimizing water injection into the highest remaining crude oil saturation intervals of the Brown Dolomite formation. We are essentially performing a “Mini-Flood” in the key target interval at the Cockrell Ranch Unit. The result of this field observation, coupled with rigorous reservoir simulation modeling, is expected to demonstrate an optimal pattern for waterflooding the balance of the Cockrell Ranch unit with an increasingly predicable production profile. Moreover, the field observation and modeling results will improve the planning of future development programs for the remaining leases located within our Panhandle Properties. To isolate the observed wells, we had temporarily shut-in production during most of the quarter ended September 30, 2009, which reduced Panhandle production by 25 net BOEPD. All production that was shut-in for the controlled injection project was restored on September 28, 2009. The results of the controlled injection project and the accompanying reservoir simulation testing should be completed in the second calendar quarter of 2010.

Net production at the Panhandle Properties for the Current Quarter and Current Six Months was 599 BOEPD and 595 BOEPD, respectively. In addition to the controlled injection project curtailment, production was lower by 15 BOEPD as Eagle Rock Field Services, L.P. (“Eagle Rock”), a large purchaser of our natural gas and natural gas liquids (“NGL”), experienced an unplanned plant outage from mid-August 2009 through the end of September 2009. The Eagle Rock gas plant was returned to full operating capacity on October 1, 2009. During the Current Six Months we constructed gathering lines to redirect natural gas production from Eagle Rock to DCP Midstream, LP (“DCP”). As of December 31, 2009, we had redirected approximately 75% of the natural gas production previously delivered to Eagle Rock to DCP.

Desdemona Properties. During July 2009, we shut-in our Barnett Shale natural gas wells based upon the current and near-term outlook of natural gas prices and production from the Barnett Shale wells on a per-well basis. We are in the midst of a project to return to production previously shut-in gas wells from the Duke Sand formation. The proved reserves associated with these gas wells were classified as proved developed non-producing reserves on our June 30, 2009 reserve report (1.3 MMBOE). We successfully returned 12 of these wells to production during December 2009 (but did not sell any volumes) and returned an additional 13 wells to production during January-February 2010. Production from these gas wells, including associated NGL recovery from our gas plant, is expected to be approximately 10-20 Mcfe per day for each gas well returned to production. We restarted our gas plant in December 2009 and expect to realize the full benefit of these produced volumes by February 2010.

Net production at the Desdemona Properties for the Current Quarter and Current Six Months was 46 BOEPD and 42 BOEPD, respectively.

Nowata Properties. Our ASP tertiary recovery pilot project (“ASP Pilot”) has been in full operation since December 2007. Analyses of the ASP Pilot results are complete. While we achieved some positive reaction to the surfactant in the reservoir, the recipe designed by an outside consultant did not take into consideration certain factors which lead to significant absorption of the surfactant in the reservoir rock. We have since retained UT to study the ASP Pilot results and develop an alternate recipe. Using the actual results of the ASP Pilot and performing additional coreflood studies, UT believes they have developed a new and optimal recipe that shows exceptional recoveries can be achieved at Nowata on a commercial basis. The lessons learned in regard to actual plant design and operation, fluid handling, injection pressures and rates, and producing fluid properties, should benefit full field development in the future and similar projects we may undertake at our other properties.

As a result of the non-commercial results from the ASP pilot, we recorded a $5.0 million pre-tax exploration expense during December 2009. There were no proved reserves associated with the ASP pilot project.

Net production at the Nowata Properties for the Current Quarter and Current Six Months was 219 BOEPD and 218 BOEPD, respectively.

Davenport Properties. Net production for both the Current Quarter and Current Six Months was 73 BOEPD.

Merger Update

Resaca Exploitation, Inc. (“Resaca”) has filed its registration statement on Form S-4 and amendments thereto. Once approved by the Securities and Exchange Commission (the “SEC”), the registration statement on Form S-4 will serve as a prospectus for Resaca shareholders as well as a joint proxy statement for both Resaca shareholders and Cano stockholders to vote on the proposed merger of the two companies, in addition to other matters to be voted on as discussed therein. On January 27, 2010, Resaca filed a registration statement on Form S-1 with the SEC relating to the equity to be issued on a US exchange in conjunction with the closing of the merger. Those interested in reading the original Form S-4, and amendments thereto, can find these documents at www.sec.gov under Resaca Exploitation, Inc. filings or on Resaca’s website at www.resacaexploitation.com.

On February 4, 2010, Resaca announced the signing of a $200.0 million new committed senior credit facility with Union Bank North America. The facility’s initial borrowing base will be $90.0 million. We continue to work with Resaca on their efforts to procure a listing on a US exchange for the combined entity.

No Earnings Conference Call

There will be no earnings conference call associated with the second quarter results.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

About Resaca

Resaca is an independent oil and gas development and production company based in Houston, Texas. Resaca is focused on the acquisition and exploitation of long-life oil and gas properties, utilizing a variety of primary, secondary and tertiary recovery techniques. Resaca’s current properties are located in the Permian Basin of West Texas and Southeast New Mexico. Resaca trades on the AIM under the ticker symbols RSOX and RSX. Additional information is available at www.resacaexploitation.com.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Resaca and Cano intend that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Resaca or Cano to obtain additional capital, and other risks and uncertainties described in the both companies’ filings with the Securities and Exchange Commission or with Resaca’s filings with the AIM. The historical results achieved by Resaca or Cano are not necessarily indicative of its future prospects. Neither Resaca nor Cano undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Resaca and Cano. In connection with the proposed transaction, Resaca and Cano have filed documents with the SEC, including the filing by Resaca of a Registration Statement on Form S-4 and its amendments containing a

Joint Proxy Statement/Prospectus and Form S-1, which discusses our planned common equity issuance, and plan to (a) publish an admission document for the purpose of admitting the issued common stock of the enlarged group to trading on AIM and (b) file with AIM and the SEC other necessary documents regarding the proposed transaction. Investors and security holders of Resaca and Cano are urged to carefully read the Joint Proxy Statement/Prospectus and AIM admission document (when available) and other documents filed with AIM and the SEC by Resaca and Cano because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC by contacting Resaca Investor Relations at (713) 753-1441 or Cano Investor Relations at (817) 698-0900. Investors and security holders may obtain free copies of the documents filed with the SEC and published in connection with the admission to AIM on Resaca’s website at www.resacaexploitation.com or Cano’s website at www.canopetro.com. Information filed with the SEC will be available on the SEC’s website at www.sec.gov. Resaca, Cano and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus and AIM admission document described above. Additional information regarding the directors and executive officers of Resaca is also included in Resaca’s website. Additional information is available under our periodic reports which we file with the SEC.

CANO PETROLEUM, INC.

Operating Revenue Summary

The table below summarizes our operating revenues for the three-and six-month periods ended December 31, 2009 and 2008.

	Three months ended December 31,		Increase	Six months ended December 31,		Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Operating Revenues (in thousands)	$6,143	$4,876	$1,267	$11,407	$15,808	$(4,401)
Sales
Crude Oil (MBbls)	68	70	(2)	140	143	(3)
Natural Gas (MMcf)	183	195	(12)	342	390	(48)
Total (MBOE)	99	103	(4)	197	208	(11)
Average Realized Price
Crude Oil ($/ Bbl)	$69.29	$52.55	$16.74	$65.12	$82.72	$(17.60)
Natural Gas ($/ Mcf)	$7.83	$5.70	$2.13	$6.62	$9.87	$(3.25)
Operating Revenues and Commodity Derivative Settlements (in thousands)	$7,339	$6,587	$752	$14,454	$16,968	$(2,514)
Average Adjusted Price (includes commodity derivative settlements)
Crude Oil ($/ Bbl)	$73.86	$71.55	$2.31	$72.58	$89.20	$(16.62)
Natural Gas ($/ Mcf)	$12.66	$7.65	$5.01	$12.46	$10.47	$1.99

Derivative Schedule

As of December 31, 2009, we maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day(a)
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

(a) This column is computed by dividing the “Mcf per Day” by 6 and adding “Barrels per Day.”

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

In Thousands, Except Shares and Per Share Amounts	December 31, 2009	June 30, 2009

ASSETS
Current assets
Cash and cash equivalents	$511	$392
Accounts receivable	2,303	2,999
Derivative assets	2,976	4,955
Inventory and other current assets	1,465	810

Total current assets	7,255	9,156

Oil and gas properties, successful efforts method	293,124	288,857
Less accumulated depletion and depreciation	(42,776)	(40,208)

Net oil and gas properties	250,348	248,649

Fixed assets and other, net	2,838	3,240
Derivative assets	654	2,882
Goodwill	101	101

TOTAL ASSETS	$261,196	$264,028

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,427	$4,434
Accrued liabilities	1,888	2,003
Deferred tax liabilities	807	1,431
Oil and gas sales payable	780	702
Derivative liabilities	199	159
Current portion of long-term debt	66,700	—
Current portion of asset retirement obligations	90	86

Total current liabilities	74,891	8,815
Long-term liabilities
Long-term debt	—	55,700
Asset retirement obligations	2,950	2,818
Derivative liabilities	3,723	—
Deferred tax liabilities	17,412	22,831

Total liabilities	98,976	90,164

Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; no par value, stated value $1,000 per share; 49,116 shares authorized; 23,849 issued at December 31, 2009 and June 30, 2009, respectively; liquidation preference at December 31, 2009 and June 30, 2009 of $27,544 and $26,987, respectively	25,961	25,405

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,273,224 and 45,570,147 shares issued and outstanding, respectively, at December 31, 2009; and 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009	5	5
Additional paid-in capital	190,211	189,526
Accumulated deficit	(53,260)	(40,375)
Treasury stock, at cost; 1,703,077 shares held in escrow at December 31, 2009 and June 30, 2009, respectively	(697)	(697)

Total stockholders’ equity	136,259	148,459

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$261,196	$264,028

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
In Thousands, Except Per Share Data	2009	2008	2009	2008

Operating Revenues:
Crude oil sales	$4,713	$3,685	$9,144	$11,803
Natural gas sales	1,430	1,112	2,263	3,846
Other revenue	—	79	—	159

Total operating revenues	6,143	4,876	11,407	15,808

Operating Expenses:
Lease operating	3,927	4,774	8,343	9,843
Production and ad valorem taxes	528	426	995	1,479
General and administrative	2,875	9,544	6,448	14,404
Exploration expense	5,024	—	5,024	—
Impairment of long-lived assets	283	22,398	283	22,398
Depletion and depreciation	1,260	1,361	2,522	2,572
Accretion of discount on asset retirement obligations	69	76	136	150

Total operating expenses	13,966	38,579	23,751	50,846

Loss from operations	(7,823)	(33,703)	(12,344)	(35,038)

Other income (expense):
Interest expense and other	(297)	(119)	(456)	(254)
Impairment of goodwill	—	(685)	—	(685)
Gain (loss) on derivatives	(4,727)	21,298	(5,239)	44,994

Total other income (expense)	(5,024)	20,494	(5,695)	44,055

Income (loss) from continuing operations before income taxes	(12,847)	(13,209)	(18,039)	9,017
Deferred income tax benefit (expense)	4,413	4,581	6,044	(4,038)

Income (loss) from continuing operations	(8,434)	(8,628)	(11,995)	4,979
Income from discontinued operations, net of related taxes of	—	12,246	—	11,393

Net income (loss)	(8,434)	3,618	(11,995)	16,372
Preferred stock dividend	(420)	(855)	(890)	(1,791)
Preferred stock repurchased for less than carrying amount	—	10,890	—	10,890

Net income (loss) applicable to common stock	$(8,854)	$13,653	$(12,885)	$25,471

Net income (loss) per share—basic
Continuing operations	$(0.19)	$0.03	$(0.28)	$0.30
Discontinued operations	—	0.27	—	0.25

Net income (loss) per share—basic	$(0.19)	$0.30	$(0.28)	$0.55

Net income (loss) per share—diluted
Continuing operations	$(0.19)	$0.04	$(0.28)	$0.29
Discontinued operations	—	0.23	—	0.21

Net income (loss) per share—diluted	$(0.19)	$0.27	$(0.28)	$0.50

Weighted average common shares outstanding
Basic	45,570	46,079	45,570	46,155

Diluted	45,570	53,932	45,570	54,518

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
In Thousands	2009	2008

Cash flow from operating activities:
Net income (loss)	$(11,995)	$16,372
Adjustments needed to reconcile net income (loss) to net cash used in operations:
Unrealized loss (gain) on derivatives	8,160	(43,180)
Gain on sale of oil and gas properties	—	(19,309)
Accretion of discount on asset retirement obligations	136	153
Depletion and depreciation	2,522	2,587
Exploration expense	5,024
Impairment of long-lived assets	283	25,914
Impairment of goodwill	—	685
Stock-based compensation expense	713	1,761
Deferred income tax expense (benefit)	(6,044)	10,567
Amortization of debt issuance costs and prepaid expenses	863	713
Changes in assets and liabilities relating to operations:
Accounts receivable	782	2,578
Derivative assets	(277)	1,882
Inventory and other current assets and liabilities	(1,233)	(1,216)
Accounts payable	316	(721)
Accrued liabilities	(141)	(1,554)
Derivative liability	—	(373)

Net cash used in operations	(891)	(3,141)

Cash flow from investing activities:
Additions to oil and gas properties, fixed assets and other	(9,607)	(35,982)
Proceeds from sale of oil and gas properties	—	40,667

Net cash provided by (used in) investing activities	(9,607)	4,685

Cash flow from financing activities:
Repayments of long-term debt	—	(73,500)
Borrowings of long-term debt	11,000	30,000
Payments for debt issuance costs	—	(916)
Proceeds from issuance of common stock, net	—	53,908
Repurchases of preferred stock		(10,377)
Payment of preferred stock dividend	(383)	(762)

Net cash provided by (used in) financing activities	10,617	(1,647)

Net increase in cash and cash equivalents	119	(103)
Cash and cash equivalents at beginning of period	392	771

Cash and cash equivalents at end of period	$511	$668

Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$557	$1,029
Preferred stock repurchased for less than carrying amount	$—	$10,890
Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$1,445	$815

Contacts

Resaca Exploitation, Inc.
Chris Work, 713-650-1246
Chief Financial Officer
info@resacaexploitation.com
or
Cano Petroleum, Inc.
Ben Daitch, 817-698-0900
Chief Financial Officer
info@canopetro.com

Source: Cano Petroleum, Inc.

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